Exhibit 4.2

Execution Version

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

NEXIMMUNE, INC.

CONVERTIBLE PROMISSORY NOTE

$ principal amount	[DATE]

FOR VALUE RECEIVED, NexImmune, Inc., a Delaware corporation (the “Company”), promises to pay to [Purchaser], a [State] [entity]][an individual residing at [address]] in lawful money of the United States of America the principal sum of $[principal amount], or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 6% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) demand of the Required Holders (as defined in Section 5 hereof) at any date on or after the 12-month anniversary of Initial Closing Date (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default (as defined in Section 3 hereof), such amounts are declared due and payable by the Required Holders or made automatically due and payable, in each case, in accordance with the terms hereof. This Note is one of the Convertible Promissory Notes issued pursuant to that certain Convertible Note Purchase Agreement, dated April 23, 2020 (as amended from time to time, the “Purchase Agreement”), by and among the Company and the Purchasers listed on Schedule I of the Purchase Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

The following is a statement of the rights of Holder (as defined in Section 5 hereof) and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1. Payments.

(a) Interest. Accrued interest on this Note shall be payable on the Maturity Date if not otherwise converted into shares of the Company’s capital stock pursuant to Section 2 hereof.

(b) Voluntary Prepayment. This Note may be prepaid by the Company at any time without penalty or premium with the prior written consent of the Required Holders; provided that (i) any prepayment of this Note may only be made in connection with the prepayment of all Notes on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Note and (ii) any such prepayment shall be applied first to interest accrued on this Note and second, if the amount of prepayment exceeds the amount of all such accrued interest, to the payment of principal of this Note.

2. Conversion.

(a) Automatic Conversion upon a Qualified Equity Financing. If the Company issues and sells, in a transaction or series of transactions, shares of its Preferred Stock for aggregate gross proceeds of at least $20 million (which amount shall exclude the conversion of the Notes) with the principal purpose of raising capital (a “Qualified Equity Financing”) prior to the Maturity Date, then the outstanding principal amount of and all accrued and unpaid interest on this Note shall automatically convert into such number of fully paid and nonassessable shares of the Company’s capital stock consisting of the Preferred Stock of the same series issued in such Qualified Equity Financing (the “Qualified Preferred Stock”), as shall be equal to the number obtained by dividing (A) all principal and accrued but unpaid interest under such Note by (B) the lesser of (i) the price per share paid by the other purchasers of the Preferred Stock sold in the Qualified Equity Financing multiplied by 80% and (ii) the price per share obtained by dividing $125,000,000 by the Company’s fully-diluted capitalization immediately prior to such Qualified Equity Financing assuming exercise or conversion of all convertible securities of the Company but excluding any shares issuable upon conversion of the Notes (the “Conversion Price”).

(b) Optional Conversion

(i) Non-Qualified Financings. If the Company sells shares of a series of its Preferred Stock in any transaction or series of transactions that does not qualify as a Qualified Equity Financing (such financing a “Non-Qualified Financing”) prior to the Maturity Date or the conversion of all of the principal and accrued but unpaid interest under the Note pursuant to a Qualified Equity Financing, upon the written election of the Required Holders, all of the outstanding principal and accrued but unpaid interest hereon shall convert into a number of fully paid and nonassessable shares of the Company’s capital stock consisting of Preferred Stock of the same series offered in such Non-Qualified Financing (the “Optional Conversion Shares”) determined pursuant to the following formula. The total number of Optional Conversion Shares that Holder shall be entitled to receive upon conversion of this Note pursuant to the preceding sentence shall be equal to the number obtained by dividing (A) all principal and accrued but unpaid interest under such Note by (B) the lesser of (i) the price per share paid by the other purchasers of the Preferred Stock sold in the Non-Qualified Equity Financing multiplied by 80% and (ii) the price per share obtained by dividing $125,000,000 by the Company’s fully-diluted capitalization immediately prior to such Non-Qualified Financing assuming exercise or conversion of all convertible securities of the Company but excluding any shares issuable upon conversion of the Notes. To the extent there are not sufficient shares of Preferred Stock authorized to enable conversion of this Note as contemplated by this Section 2(b), the Company shall use its reasonable best efforts to authorize such additional shares of Preferred Stock.

(ii) Default Conversion. If the Company has not consummated a Qualified Equity Financing prior to the earlier of the Maturity Date or the consummation of a Change of Control or Public Listing (as defined below), and Holder has not previously converted all of the principal and accrued but unpaid interest under the Note into Preferred Stock in connection with a Non-Qualified Financing, then, upon the written election of the Required Holders, the outstanding principal amount of this Note, plus all accrued and unpaid interest hereon, shall be converted into fully paid and nonassessable shares of the Company’s Common Stock (the “Default Conversion”) at the price per share obtained by dividing $85 million by the Company’s fully-diluted capitalization assuming exercise or conversion of all convertible securities of the Company and excluding any shares issuable upon conversion of the Notes (the “Default Conversion Price”). Holder understands and agrees that the Default Conversion Price is an arbitrary price and not reflective of the current fair market value of the Company’s Common Stock.

(c) Conversion on Change of Control or Public Listing. If the Company (i) consummates a Change of Control (as defined in Section 5 hereof) or (ii) the Company’s Common Stock becomes publicly listed on a stock exchange (including, for the avoidance of doubt, through a merger, share exchange or other similar transaction, in which the Company’s Common Stock is exchanged for securities listed or that become listed on a stock exchange, whether through a vehicle commonly known as a SPAC or otherwise) (a “Public Listing,” and a Public Listing in connection with an initial public offering of the Company’s Common Stock, an “IPO”), prior to the earlier to occur of the payment in full or conversion of this Note and the Maturity Date, the outstanding principal amount of this Note, plus all accrued and unpaid interest hereon, shall automatically convert into shares of the Company’s most senior series of capital stock outstanding at the time of such Change of Control or Public Listing (determined, in the case of an IPO, as of the closing of the IPO and subsequent to the conversion to Common Stock of any outstanding Preferred Stock and, in each other case, as of immediately prior to the effective time of such Change of Control or Public Listing, which, for a Public Listing involving an exchange of the Company’s Common Stock will be deemed to be immediately prior to the effective time of such exchange, and subsequent to the conversion to Common Stock of any outstanding Preferred Stock), at a price equal to the lower of: (A) 90% of the value per share attributed to such stock in such transaction, as determined in good faith by the Board of Directors of the Company, and (B) the price per share obtained by dividing $125 million by the Company’s fully-diluted capitalization at the time of such Change of Control or Public Listing (determined, in the case of an IPO, as of the closing of the IPO and, in each other case, as of immediately prior to the effective time of such Change of Control or Public Listing, which, for a Public Listing involving an exchange of the Company’s Common Stock will be deemed to be immediately prior to the effective time of such exchange), assuming exercise or conversion of all convertible securities of the Company and excluding (i) any shares issuable upon conversion of this Note or any other outstanding convertible promissory notes issued by the Company and (ii) in the case of an IPO, any shares of the Company’s Common Stock issued and sold by the Company in the IPO.

(d) Conversion Procedure.

(i) Conversion Mechanics. If this Note is to be converted pursuant to this Section 2 at the option of the Holder, written notice shall be delivered to Holder at the address last shown on the records of the Company for Holder, notifying Holder of the conversion to be effected, specifying the applicable conversion price, the principal amount of the Note to be converted, together with all accrued and unpaid interest, the date on which such conversion is expected to occur and calling upon Holder to surrender to the Company, in the manner and at the place designated, the Note. Upon any conversion of this Note, Holder hereby agrees to execute and deliver to the Company all transaction documents entered into by other Holders participating in any Qualified Equity Financing or Non-Qualified Financing, if applicable, including a purchase agreement, an investor rights agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions. Holder further agrees to execute and deliver to the Company all documents as required by the Company in connection with a Change of Control or Public Listing. Holder also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the closing of the event triggering such conversion for cancellation; provided, however, that upon the closing of the event triggering conversion of this Note, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to Holder a certificate or certificates for the number of shares to which Holder shall be entitled upon such conversion, including a check payable to Holder for any cash amounts payable as described in Section 2(d)(ii) below. Any conversion of this Note pursuant to this Section 2 shall be deemed to have been made immediately prior to the closing of the event triggering such conversion, and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(ii) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Holder upon the conversion of this Note, the Company shall pay to Holder an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

(e) Notices of Record Date. In the event of:

(i) Any taking by the Company of a record of the holders of any class of securities of Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii) Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or

(iii) Any voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall deliver to Holder at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; and (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

3. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) business days of the Company’s receipt of written notice by the Holder of such failure to pay; or

(b) Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note (other than those specified in Section 3(a) hereof), the failure of which would have a material adverse effect on the Company, and such failure shall continue for thirty (30) days after the Company’s receipt of written notice by the Required Holders to the Company of such failure; or

(c) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement.

4. Rights of Holder upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Section 3(c) or Section 3(d)) hereof, Holder may, with the written consent of the Required Holders, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence of any Event of Default described in Section 3(c) and Section 3(d) hereof, immediately and without notice, all principal and accrued and unpaid interest hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

5. Definitions. As used in this Note, the following capitalized terms shall have the following meanings:

“Change of Control” means the occurrence of (i) any transaction or series of related transactions that results in a “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors of the Company, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Event of Default” has the meaning given in Section 3 hereof.

“Holder” or “Holder of this Note” means the Person specified in the introductory paragraph of this Note or any Person who at the time in question is the registered holder of this Note and “Holders” means, at the time in question, collectively, the registered holders of the Notes.

“Notes” means each of the Notes issued pursuant to the Purchase Agreement.

“Person” means an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share.

“Required Holders” means the Holders holding a majority of the aggregate outstanding principal due under the Notes.

“Securities Act” means the Securities Act of 1933, as amended.

6. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.

(i) Subject to the restrictions on transfer described in this Section 6(a), the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the Company and Holder.

(ii) With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Holder shall give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Holder’s counsel or other evidence reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion or other evidence if so requested, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 6(a) that the opinion of counsel for Holder, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Holder promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and Holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

(iii) Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder.

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Required Holders; provided, however, that no such amendment, waiver or modification shall: (i) reduce the principal amount of this Note without Holder’s written consent, or (ii) reduce the rate of interest of this Note without Holder’s written consent.

(c) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be made in accordance with Section 7(f) of the Purchase Agreement.

(d) Pari Passu Notes. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes, and is pari passu in right of payment and in all other respects to other indebtedness of the Company. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the Holders of all of the Notes, then Holder shall hold in trust all such excess payments for the benefit of the Holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

(e) Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in United States dollars.

(f) Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(g) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of Delaware, without regard to its internal rules governing the conflict of laws.

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The Company has caused this Note to be issued as of the date first written above.

NEXIMMUNE, INC.

By:
Name:	John Trainer
Title:	CFO

Signature page to Convertible Promissory Note

Accepted by:

PURCHASER:

If an entity:	If an individual:

Entity Name:

By:

Name:	Name:

Title:

Date:_______________________	Date:_______________________

Signature page to Convertible Promissory Note